As filed with the Securities and Exchange Commission on June 20, 2019

Securities Act File No. 333-195327
Investment Company Act File No. 811-04889

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No.

Post-Effective Amendment No. 4

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

Amendment No. 26

TEKLA HEALTHCARE INVESTORS

(Exact Name of Registrant as Specified in Charter)

100 Federal Street, 19th Floor

Boston, MA 02110
(617) 772-8500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Daniel R. Omstead, Ph.D.
100 Federal Street, 19th Floor

Boston, MA 02110

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher P. Harvey, Esq.
Dechert LLP
One International Place, 40th Floor

100 Oliver Street
Boston, MA 02110

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box ☐.

This post-effective amendment will become effective immediately pursuant to Rule 462(d).

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registration Statement on Form N-2 (File No. 333-195327) of Tekla Healthcare Investors (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing an exhibit to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than the Items of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No.4 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-2 setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 4 does not modify any other part of the Registration Statement. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

Item 25. Financial Statements and Exhibits

2.                          Exhibits:

a.                          (i)                         Amended and Restated Declaration of Trust of the Registrant, dated as of April 21, 1987 (4)

(ii)                     Notice of Change of Trustee, dated June 2, 2003 (5)

(iii)                  Notice of Change of Trustee, dated September 20, 2006 (1)

(iv)                  Notice of Change of Trustee, dated July 2, 2007 (1)

(v)                     Notice of Change of Trustee, dated June 8, 2010 (1)

(vi)                  Notice of Change of Trustee, dated June 29, 2011 (1)

(vii)              Amendment Relating to Repurchase of Shares, dated July 8, 2011 (6)

(viii)           Notice of Change of Trustee, dated December 14, 2011 (1)

(ix)                  Notice of Change of Trustee, dated May 2, 2012 (1)

(x)                     Notice of Change of Trustee, dated December 20, 2017 (7)

(xi)                  Notice of Change of Trustee, dated December 13, 2018 (8)

(xii)               Notice of Change of Trustee, dated June 13, 2019, filed herewith

b.                          By-Laws of the Registrant, as amended (7)

c.                           Not Applicable

d.                          (i)                         Specimen certificate for Shares of Beneficial Interest is incorporated by reference from Form N-2 Registration Statement (File No. 333-114322), filed May 26, 2004

(ii)                      Form of Exercise Form(3)

e.                           Dividend Reinvestment Plan of the Registrant dated May 1995 is incorporated by reference to Exhibit (e) to Registrant’s registration statement on Form N-2 (File No. 333-19247), filed January 3, 1997

f.                            Not Applicable

g.                           Investment Advisory Agreement, dated as of July 1, 2009, between the Registrant and Tekla Capital Management LLC (formerly known as Hambrecht & Quist Capital Management, LLC) (1)

h.                          Not Applicable

i.                              Not Applicable

j.                             Custodian Agreement, dated September 30, 2004, between the Registrant and State Street Bank and Trust Company(1)

k.                          (i)                        Administration Agreement between Registrant and State Street Bank and Trust Company, dated as of July 1, 2005(1)

(ii)                     Transfer Agency and Service Agreement between Registrant, Computershare Trust Company, N.A. and Computershare Shareholder Services, Inc. (formerly known as EquiServe, Inc.), dated as of March 1, 2006(1)

(iii)                  Information Agent Agreement between the Registrant and AST Fund Solutions, LLC dated April 21, 2014(2)

(iv)                 Subscription Agent Agreement between the Registrant and Boston Financial Data Services, Inc. dated April 30, 2014(2)

(v)                    Support Services Agreement between the Registrant and Destra Capital Investments LLC dated January 1, 2016 (3)

(vi)                 Assignment of the Support Services Agreement with Destra Capital Investments LLC to Destra Capital Advisors LLC dated April 2, 2018 (7)

l.                             Opinion and Consent of Dechert LLP (2)

m.                      Not Applicable

n.                          (i)                        Consent of Deloitte & Touche LLP (3)

(ii)                     Powers of Attorney dated April 16, 2014(1); Power of Attorney dated April 9, 2018(7); Power of Attorney dated December 13, 2018, filed herewith

o.                          Not Applicable

p.                          Not Applicable

q.                          Not Applicable

r.                             Code of Ethics of Registrant and its Investment Adviser(1)

(1)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-195327) filed April 16, 2014.

(2)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-195327) filed on May 23, 2014.

(3)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-195327) filed on May 28, 2014.

(4)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-19247), filed July 21, 1997.

(5)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-114322), filed April 8, 2004.

(6)                     Incorporated by reference from Form N-2/A Registration Statement (File No. 811-04889), filed July 21, 2011.

(7)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-195327), filed April 18, 2018.

(8)                     Incorporated by reference from Form N-2 Registration Statement (File No. 333-195327), filed March 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Post-Effective Amendment No. 4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston and Commonwealth of Massachusetts on the 20th day of June, 2019.

TEKLA HEALTHCARE INVESTORS

By:	/s/ Daniel R. Omstead
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Daniel R. Omstead	Trustee and President (Principal Executive Officer)	June 20, 2019
Daniel R. Omstead

/s/ Laura Woodward	Treasurer (Principal Financial Officer)	June 20, 2019
Laura Woodward

/s/ Oleg M. Pohotsky*	Trustee and Chairman of the Board	June 20, 2019
Oleg M. Pohotsky

/s/ Rakesh K. Jain*	Trustee	June 20, 2019
Rakesh K. Jain

/s/ Thomas M. Kent**	Trustee	June 20, 2019
Thomas M. Kent

/s/ William S. Reardon*	Trustee	June 20, 2019
William S. Reardon

/s/ Lucinda H. Stebbins*	Trustee	June 20, 2019
Lucinda H. Stebbins

*By:  Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 16, 2014.

**By: Daniel R. Omstead as attorney-in-fact of each person so indicated and pursuant to the power of attorney previously filed on April 18, 2018.

EXHIBIT LIST

(a) (xii)	Notice of Change of Trustee dated June 13, 2019